Exhibit 99.1

345 E. Main St.

Warsaw, IN 46580

www.zimmerbiomet.com

Media	Investors
Meredith Weissman	Keri Mattox
(703) 346-3127	(215) 275-2431
meredith.weissman@zimmerbiomet.com	keri.mattox@zimmerbiomet.com

Heather Zoumas-Lubeski (445) 248-0577 heather.zoumaslubeski@zimmerbiomet.com	Zach Weiner (908) 591-6955 zach.weiner@zimmerbiomet.com

Zimmer Biomet Announces Leadership Transition

Chief Operating Officer Ivan Tornos Appointed President and CEO;

Elected to the Board of Directors

Chief Financial Officer Suketu (Suky) Upadhyay’s Role Expands to

CFO and EVP, Finance, Operations & Supply Chain

Company Reaffirms Full-Year 2023 Financial Guidance

(WARSAW, IN) August 22, 2023—Zimmer Biomet Holdings, Inc. (NYSE and SIX: ZBH) today announced the appointment of Ivan Tornos as President and Chief Executive Officer (CEO) and election to the Board of Directors, effective immediately. Mr. Tornos has most recently served as Chief Operating Officer of Zimmer Biomet, a role he has held since early 2021. He takes over as President and CEO from Bryan Hanson, who has served as the Company’s President and CEO since late 2017 and Chairman since 2021, and is departing to take on another CEO role.

Suketu (Suky) Upadhyay, who joined Zimmer Biomet in 2019 as Executive Vice President (EVP) and Chief Financial Officer (CFO), is expanding his role to also include full responsibility for overseeing the Company’s global Operations and Supply Chain functions. Additionally, current Lead Independent Director Christopher Begley takes on the role of Chairman of the Board, effective today.

The Company is reaffirming its full-year 2023 financial guidance as outlined in the second quarter financial results announced on August 1, 2023.

“It is an honor to be appointed CEO of Zimmer Biomet at a time when our execution is extremely strong and our innovation momentum is at an all-time high,” said Mr. Tornos. “I am grateful for Bryan’s leadership in transforming the Company and am now looking forward to leading the team and accelerating our ZB strategy to drive continued growth and boldly advance the standard of musculoskeletal care.”

Mr. Tornos joined Zimmer Biomet in November 2018 as Group President, Orthopedics and a year later was named Group President, Global Businesses and the Americas. He was appointed Chief Operating Officer in March 2021 with responsibility for overseeing all global businesses at Zimmer Biomet, as well as leading the global operations, clinical and medical education and global R&D and New Product Development functions. In this role, he had oversight of the Americas and the Europe, Middle East and Africa (EMEA) regions.

Prior to joining Zimmer Biomet, Mr. Tornos served as Worldwide President of the Global Urology, Medical and Critical Care Division of Becton, Dickinson and Company. Earlier, he was with C.R. Bard in positions of increasing responsibility, most recently serving as President, EMEA. Before joining C.R. Bard, Mr. Tornos served as Vice President and General Manager of the Americas Pharmaceutical and Medical/Imaging segments of Covidien International. He also served as

International Vice President, Business Development and Strategy with Baxter International Inc., and prior to that he spent over a decade in leadership assignments around the globe with Johnson & Johnson. Mr. Tornos currently serves as an independent member of the Board of Directors of global healthcare company PHC Holdings Corporation.

“Ivan has consistently delivered strong results since joining Zimmer Biomet. His deep expertise in the medtech sector, commercial prowess and proven leadership experience make him the ideal leader for Zimmer Biomet as we move into our next phase of innovation and growth,” said Mr. Begley. “As a Board of Directors, we are extremely pleased with the strength of the Company’s succession planning efforts, the depth of the management team and Ivan’s appointment. On behalf of the entire Board, I thank Bryan for his tremendous service to the organization and his role in establishing the Company as a leading player in the medtech space.”

Today it was announced that Mr. Hanson will be assuming the role of CEO of the healthcare spinoff of 3M. During his tenure at Zimmer Biomet, he spearheaded the Company’s transformation, reshaping the mission, culture, corporate strategy, quality, compliance, operations and market performance. Mr. Hanson also successfully orchestrated the spinoff of the Company’s Spine and Dental franchises to an independent company, ZimVie Inc.

“The last five and a half years at the helm of Zimmer Biomet have been transformational, not just for the Company, but for me, as well,” said Mr. Hanson. “I have the utmost confidence in Ivan, the entire ZB team and the strength of the business. I cannot think of a better leader to continue to move the ZB mission forward and deliver value for patients, customers and shareholders.”

About Zimmer Biomet

Zimmer Biomet is a global medical technology leader with a comprehensive portfolio designed to maximize mobility and improve health. We seamlessly transform the patient experience through our innovative products and suite of integrated digital and robotic technologies that leverage data, data analytics and artificial intelligence.

With 90+ years of trusted leadership and proven expertise, Zimmer Biomet is positioned to deliver the highest quality solutions to patients and providers. Our legacy continues to come to life today through our progressive culture of evolution and innovation.

For more information about our product portfolio, our operations in 25+ countries and sales in 100+ countries or about joining our team, visit www.zimmerbiomet.com or follow Zimmer Biomet on Twitter at www.twitter.com/zimmerbiomet.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “aims,” “anticipates,” “plans,” “looking forward to,” “estimates,” “projects,” “assumes,” “guides,” “targets,” “forecasts,” “continue,” “seeks” or the negatives of such terms or other variations on such terms or comparable terminology. Forward-looking statements include, but are not limited to, statements concerning the Company’s financial guidance, forecasts, expectations, plans, intentions, strategies, prospects, business plans and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of management and are subject to significant risks and uncertainties that could cause actual outcomes and results to differ materially. Some of these risks and uncertainties can be found in Zimmer Biomet’s Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent periodic reports filed with the Securities and Exchange Commission (SEC). Copies of these filings are available online at www.sec.gov, www.zimmerbiomet.com or on request from the Company. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Company’s filings with the SEC. Such forward-looking statements speak only as of the date made, and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers of this press release are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this press release.

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